                                                                Exhibit 99(c)(6)

CONTACT INFORMATION
--------------------------------------------------------------------------------

UBS WARBURG LLC
299 Park Avenue
New York, NY 10171-0026

Tel: 212 821-3000

www.ubswarburg.com

UBS Warburg LLC is a subsidiary of UBS AG
UBS Warburg is a business group of UBS AG

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

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                                               STRICTLY PRIVATE AND CONFIDENTIAL

PROJECT SAUVEGARDE
PRESENTATION TO THE OVERSIGHT COMMITTEE

FEBRUARY 2001

CONTENTS
--------------------------------------------------------------------------------

SECTION 1   SUMMARY OF THE BACOU SALE PROCESS_________________________________1

SECTION 2   BACOU USA VALUATION ANALYSIS______________________________________9

APPENDICES A Comparable Company Analysis--Company Descriptions

           B Comparable Transaction Analysis--Target Descriptions

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

SUMMARY OF THE BACOU SALE PROCESS
--------------------------------------------------------------------------------
SECTION 1

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

SUMMARY OF THE BACOU SALE PROCESS
--------------------------------------------------------------------------------

o The Bacou solicitation process ("Project Sauvegarde") was conducted in two rounds: Round 1 was conducted during September and October 2000 while Round 2 was conducted from November 2000 to January 2001

o Deutsche Bank Alex Brown ("DBAB") contacted parties located in both the United States and Europe

o In total, DBAB contacted 124 parties during Round 1, 60% of which were located in the United States

      --    49 strategic buyers

      --    75 financial buyers

o Round 1 resulted in the submission of 23 (5 strategic buyers and 18 financial buyers) non-binding indications of interest for Bacou SA and Bacou USA ("Group Bacou") with an enterprise valuation range for Bacou USA of $585.0 to $775.6 million. This translates into a per share value range of $24.97 to $35.00

o Ten potential buyers were invited to proceed to the second round. Each potential buyer conducted due diligence for Bacou USA and for Bacou SA

o Bacou USA management presentations (and access to the data room) were given to the ten potential buyers during October/November 2000 with two parties, Finalist 2 and Finalist 1, submitting final indications of interest

o Finalist 2 and Finalist 1 submitted the following bids at the end of the second round:

      -- On November 21, 2000, Finalist 2 offered a total enterprise value of US$ 700.0 million for Group Bacou

      -- Finalist 1 proposed a value of US$ 25.00 in cash per public Bacou USA share and offered US$ 22.63 in cash for each Bacou USA share held by Bacou SA (included in that value is a US$ 12.6 million earn-out). Finalist 1 offered US$ 140.0 million as the total enterprise value of Bacou SA. The total enterprise value of Finalist l's bid was US$ 696.1 million

o Subsequently, Finalist 2 has submitted two additional bids and Finalist 1 has submitted three additional bids. The bidding process culminated with Bacou signing an exclusivity agreement with Finalist 1 on January 17, 2001

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                                 Section 1: Summary of the Bacou Sale Process  2

SUMMARY OF NORTH AMERICAN PARTIES CONTACTED
--------------------------------------------------------------------------------
o     ROUND ONE (SEPTEMBER 2000--OCTOBER 2000)

STRATEGIC BUYERS
================================================================================
TIER I
Buyer 1                         Buyer 6
Buyer 2                         Buyer 7
Buyer 3                         Buyer 8
Buyer 4                         Buyer 9
Buyer 5                         Buyer 10

TIER II

Buyer 11                        Buyer 20
Buyer 12                        Finalist 1
Buyer 13                        Buyer 21
Buyer 14                        Buyer 22
Buyer 15                        Buyer 23
Buyer 16                        Buyer 24
Buyer 17                        Buyer 25
Buyer 18                        Buyer 26
Buyer 19                        Buyer 27
                                Buyer 28
                                Buyer 29

TOTAL = 30

FINANCIAL BUYERS
================================================================================
TIER I

Buyer 30                        Buyer 34
Buyer 31                        Buyer 35
Buyer 32                        Buyer 36
Buyer 33

TIER II

Buyer 37                        Buyer 56
Buyer 38                        Buyer 57
Buyer 39                        Buyer 58
Buyer 40                        Buyer 59
Buyer 41                        Buyer 60
Buyer 42                        Buyer 61
Buyer 43                        Buyer 62
Buyer 44                        Buyer 63
Buyer 45                        Buyer 64
Buyer 46                        Buyer 65
Buyer 47                        Buyer 66
Buyer 48                        Buyer 67
Buyer 49                        Buyer 68
Buyer 50                        Buyer 69
Buyer 51                        Buyer 70
Buyer 52                        Buyer 71
Buyer 53                        Buyer 72
Buyer 54                        Buyer 73
Buyer 55

TOTAL = 44

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                                 Section 1: Summary of the Bacou Sale Process  3

SUMMARY OF EUROPEAN AND OTHER PARTIES CONTACTED
--------------------------------------------------------------------------------

o.    ROUND ONE (SEPTEMBER 2000--OCTOBER 2000)

STRATEGIC BUYERS
================================================================================
TIER I

Buyer 74                        Buyer 77
Buyer 75                        Buyer 78
Buyer 76                        Buyer 79
                                Buyer 80

TIER II

Buyer 81
Buyer 82
Buyer 83
Buyer 84
Buyer 85
Buyer 86
Buyer 87
Buyer 88
Buyer 89
Buyer 90
Buyer 91
Buyer 92

TOTAL = 19

FINANCIAL BUYERS
================================================================================
TIER I

Buyer 93
Buyer 94

TIER II

Buyer 95                        Buyer 109
Buyer 96                        Buyer 110
Buyer 97                        Buyer 111
Buyer 98                        Buyer 112
Buyer 99                        Buyer 113
Buyer 100                       Buyer 114
Buyer 101                       Buyer 115
Buyer 102                       Buyer 116
Buyer 103                       Buyer 117
Buyer 104                       Buyer 118
Buyer 105                       Buyer 119
Finalist 2                      Buyer 120
Buyer 106                       Buyer 121
Buyer 107                       Buyer 122
Buyer 108

TOTAL = 31

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                                 Section 1: Summary of the Bacou Sale Process  4

SUMMARY OF INITIAL INDICATIONS RECEIVED--ROUND ONE
--------------------------------------------------------------------------------

                                       BACOU USA VALUATION RANGE                         BACOU SA VALUATION
                     --------------------------------------------------------------  -----------------------------
                             ENTERPRISE VALUE              VALUE PER SHARE                ENTERPRISE VALUE
($)                  ------------------------------  ------------------------------  -----------------------------
ROUND 1(1)              LOW                 HIGH        LOW                HIGH          LOW              HIGH
------------------------------------------------------------------------------------------------------------------
FINANCIAL BUYERS

Buyer 107              685.0       --       700.0      30.23       --      31.02        240.0      --     250.0
Buyer 101(2)
BUYER 103              675.0       --       712.5      29.71       --      31.68        225.0      --     237.5
BUYER 113              660.0       --       695.0      28.92       --      30.76        240.0      --     255.0
Buyer 110              675.0       --       724.0      29.71       --      32.29        225.0      --     226.0
BUYER 93               718.6       --       775.6      32.00       --      35.00        156.4      --     174.4
Buyer 95               618.3       --       652.7      26.73       --      28.54        231.7      --     247.3
Buyer 44               604.5       --       652.0      26.00       --      28.50        225.0      --     240.0
Buyer 65               623.5       --       661.5      27.00       --      29.00        216.5      --     208.5
FINALIST 2             650.0                725.0      28.39       --      32.34        150.0      --     175.0
Buyer 105              615.0                           26.55                            235.0
Buyer 102              642.5                           28.00                            188.4
Buyer 68               630.0       --       660.0      27.34       --      28.92        170.0      --     190.0
Buyer 99               600.0       --       620.0      25.76       --      26.82        200.0      --     200.0
Buyer 114
Buyer 35               585.0                           24.97                            205.0
Buyer 37               604.5                           26.00                            170.5
Buyer 46

STRATEGIC BUYERS

BUYER 71               775.6                           35.00                            224.4
BUYER 19               704.3       --       718.6      31.25       --      32.00        220.7      --     231.4
BUYER 6                700.0                           31.02                            200.0
BUYER 3                623.7       --       699.7      27.01       --      31.01        150.0      --     175.0
FINALIST 1             585.5       --       623.5      25.00       --      27.00        200.0      --     235.0
------------------------------------------------------------------------------------------------------------------
RANGE                  585.0       --       775.6      24.97       --      35.00        240.0      --     255.0
AVERAGE                648.8       --       687.       28.33       --      30.35        203.7      --     217.5
------------------------------------------------------------------------------------------------------------------

NOTES:
(1) Names in bold denote buyers that were invited to participate in the second round
(2)   Bid $900 -- 950mm total enterprise value for Group Bacou

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                                 Section 1: Summary of the Bacou Sale Process  5

ROUND TWO FINAL BIDS
--------------------------------------------------------------------------------

o     Final bids were received from Finalist 2 and Finalist 1

FINALIST 1 BID

    [The following was represented by a bar chart in the printed material.]

                                        First Round(1)       11/21/00       12/15/00     12/21/00     1/12/01
                                        --------------       --------       --------     --------     -------
Bacou USA Public Equity Value              166.3               160.4         160.4        160.4         160.4

Bacou USA Shares held by Bacou SA          327.9               285.4         306.0        312.5         309.1

Bacou USA Net Debt                         110.3               110.3         110.3        110.3         110.3

Bacou France Enterprise Value              217.5               140.0         167.2        157.9         198.4

Group Bacou Enterprise Value               822.0               696.1         743.9        741.1         778.2

-------------------------------------------------------------------------------------------------------------
Total Enterprise Value (US$mm) (y axis)

BACOU USA PURCHASE PRICE PER SHARE

                                                   SECOND ROUND BID DATE
                         FIRST         ------------------------------------------------
($)                     ROUND(1)        11/21/00     12/15/00     12/21/00    1/12/01
---------------------------------------------------------------------------------------
FINALIST 1 BID

Public                  26.00             25.00        25.00        25.00       25.00

Bacou France            26.00             22.63        24.26        24.77       24.50
---------------------------------------------------------------------------------------

FINALIST 2 BID

    [The following was represented by a bar chart in the printed material.]

                                      First Round(1)         11/21/00       12/18/00     1/7/01
                                      --------------         --------       --------     ------
Bacou USA Public Equity Value              194.2                             154.0        160.4

Bacou USA Shares held by Bacou SA          383.0                             302.7        306.3

Bacou USA Net Debt                         110.3                             110.3        110.3

Bacou France Enterprise Value              162.5                             242.2        201.0

Group Bacou Enterprise Value               850.0               700.0         809.2        778.0

-------------------------------------------------------------------------------------------------------------
Total Enterprise Value (US$mm) (y axis)

BACOU USA PURCHASE PRICE PER SHARE

                                                   SECOND ROUND BID DATE
                         FIRST         ------------------------------------------------
($)                     ROUND(1)        11/21/00     12/18/00     01/07/01
---------------------------------------------------------------------------------------
FINALIST 2 BID

Public                  30.37                          24.00        25.00

Bacou France            30.37                          24.00        24.28
---------------------------------------------------------------------------------------

NOTE:

(1)   Indicates mid point of range

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                                 Section 1: Summary of the Bacou Sale Process  6

BACOU SA OFFER CONSIDERATION COMPONENTS
--------------------------------------------------------------------------------

o The following graphs illustrate the enterprise value offered to Bacou SA and the value offered to the Bacou USA shares held by Bacou SA within each bid

FINALIST 1 BID

    [The following was represented by a bar chart in the printed material.]

                                 11/21/00      12/15/00     12/21/00     1/12/01
                                 --------      --------     --------     -------
Cash Component to Bacou SA        367.7         405.3        405.3        419.6

Non-cash Component to Bacou SA     57.7          67.9         65.1         87.9

                                  425.4         473.2        470.4        507.4

FINALIST 2 BID

    [The following was represented by a bar chart in the printed material.]

                                        11/21/00
                                        Bid Date       12/18/00     1/7/01
                                        --------       --------     ------
Cash Component to Bacou SA                               327.1       415.6

Non-cash Component to Bacou SA                           217.8        91.6

                                          na             544.9       507.2

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                                 Section 1: Summary of the Bacou Sale Process  7

FRAMEWORK OF THE TRANSACTION
--------------------------------------------------------------------------------

CONTRIBUTION ANALYSIS AND TRANSACTION VALUE ALLOCATION COMPARISON
($MM)

    [The following was represented by a bar chart in the printed material.]

               1999 EBITDA         1999 EBIT       EBITDA 2000(1)   EBIT 2000(1)
--------------------------------------------------------------------------------
Bacou USA         75.2%              76.0%             71.2%            69.8%

Bacou SA          24.8%              24.0%             28.8%            30.2%

                 $90.7              $67.0            $108.8            $82.6
--------------------------------------------------------------------------------

    [The following was represented by a bar chart in the printed material.]

              Enterprise Value of Final              Enterprise Value of Final
                  Finalist 2 Offer                       Finalist 1 Offer
--------------------------------------------------------------------------------
Bacou USA              74.2%                                   74.5%

Bacou SA               25.8%                                   25.5%

                     $778.0                                  $778.2
--------------------------------------------------------------------------------

(MM)                   BACOU USA       BACOU SA(2)(3)          GROUP BACOU
--------------------------------------------------------------------------------
INCOME STATEMENT
   1999 EBITDA            68.2               22.5                  90.7
   1999 EBIT              50.9               16.1                  67.0
   2000 EBITDA(1)         77.5               31.3                 108.8
   2000 EBIT(1)           57.7               24.9                  82.6
--------------------------------------------------------------------------------

NOTES

(1)   Bacou USA actual data. Bacou SA protections
(2) 1999 Data converted to USD at the average FRF/USD exchange rate in 1999 of 6.1752
(3) Bacou SA data for 2000 converted to USD at the 6/30/00 spot exchange rate of 6.8429

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                                 Section 1: Summary of the Bacou Sale Process  8

BACOU USA VALUATION ANALYSIS
--------------------------------------------------------------------------------
SECTION 2

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

VALUATION FRAMEWORK
--------------------------------------------------------------------------------

o Bacou USA's valuation is a function of an appropriate balancing of various valuation methodologies, market benchmarks, perspectives and structures:

VALUATION METHODOLOGIES
--------------------------------------------------------------------------------

COMPARABLE PUBLIC       o     To determine the current public market value and
COMPANY ANALYSIS              trading multiples of companies similar to Bacou
                              USA, thereby imputing a "public market" valuation range

COMPARABLE              o     To determine the historical private market value
TRANSACTION                   and transaction multiples of companies similar to
ANALYSIS                      Bacou USA, thereby imputing a "private market"
                              valuation range

DISCOUNTED CASH         o     To determine the present value of the projected
FLOW ANALYSIS                 after-tax, free cash flows of Bacou USA utilizing
                              a range of discount rates and terminal value methodologies

LEVERAGED BUYOUT        o     To determine the range of feasible purchase prices
ANALYSIS                      given a financial buyer's return criteria and
                              typical capital structure

PREMIUMS PAID           o     To determine the historical stock price premiums
ANALYSIS                      paid for public companies over the last few years
--------------------------------------------------------------------------------

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                                     Section 2: Bacou USA Valuation Analysis  10

COMPARABLE PUBLIC COMPANIES ANALYSIS
--------------------------------------------------------------------------------

(US$mm, EXCEPT PER SHARE
VALUES)
                                                                                     TOTAL ENTERPRISE           P/E
                                                                                      VALUE MULTIPLES      MULTIPLES(2)(4)
                         STOCK      TOTAL     EQUITY                LTM     LTM    -----------------------  ---------------  5-YEAR
                         PRICE   ENTERPRISE   MARKET      LTM     EBITDA   EBIT      LTM      LTM     LTM            DEC-31- GROWTH
                        1/26/01     VALUE     VALUE(1)  REVENUE   MARGIN  MARGIN   REVENUE   EBITDA   EBIT     LTM     01E   RATE(2)
COMPANY NAME              ($)        ($)        ($)       ($)       (%)     (%)      (x)      (x)     (x)      (x)    (x)     (%)
------------------------------------------------------------------------------------------------------------------------------------
The Brady Corporation    36.31      791.4      837.8     559.9     15.3    12.1     1.41      9.2     11.7    18.1    17.4     15.0
Federal Signal Corp      20.94    1,416.8      952.2   1,166.8     13.5    10.9     1.21      9.0     11.1    14.5    12.7      1.2
Mine Safety Appliance Co 23.94      388.9      323.1     504.3     12.4     7.5     0.77      6.2     10.3    12.2      na       na
Scott Technologies, Inc. 22.31      407.2      383.3     247.4     20.3    17.7     1.65      8.1      9.3    15.8    13.3     14.6
Sola International, Inc.  6.50      383.0      154.0     538.6     13.8     8.7     0.71      5.1      8.2    11.6     5.6       na
Unifirst                 12.00      350.6      232.1     537.9     14.5     8.0     0.65      4.5      8.2    10.8    10.3       na
                                                   ---------------------------------------------------------------------------------
                                                   Mean            15.0    10.8     1.07      7.0      9.8    13.8    11.9     10.3
                                                   ---------------------------------------------------------------------------------
                                                   Median          14.2     9.8     0.99      7.2      9.8    13.4    12.7     14.6
                                                   ---------------------------------------------------------------------------------
                                                   High            20.3    17.7     1.65      9.2     11.7    18.1    17.4     15.0
                                                   ---------------------------------------------------------------------------------
                                                   Low             12.4     7.5     0.65      4.5      8.2    10.8     5.6      1.2
                                                   ---------------------------------------------------------------------------------
Bacou USA, Inc.(3)       19.50      461.8      348.9     308.5     25.0    18.9     1.50      6.0      7.9    11.2     9.6     12.7
Bacou USA, Inc.(5)       26.25      589.9      477.1     308.5     25.0    18.9     1.91      7.6     10.1    15.4    12.9     12.7
Bacou USA, Inc.(6)       25.00      566.4      453.6     308.5     25.0    18.9     1.84      7.3      9.7    14.6    12.3     12.7
Bacou USA, Inc.(7)       27.00      604.5      491.6     308.5     25.0    18.9     1.96      7.8     10.4    15.8    13.2     12.7
Bacou USA, Inc.(7)       28.00      623.5      510.6     308.5     25.0    18.9     2.02      8.1     10.7    16.4    13.7     12.7
BACOU USA, Inc.(7)       29.00      642.5      529.7     308.5     25.0    18.9     2.08      8.3     11.0    17.1    14.2     12.7
------------------------------------------------------------------------------------------------------------------------------------

NOTES:

(1)   Based on closing stock prices on 1/26/01
(2) Based on I/B/E/S mean earnings estimates and growth rates as of January 12, 2000
(3) Stock price taken one day before the July 10, 2000 announcement of the Company's intent to explore strategic alternatives
(4) I/B/E/S earnings for Brady Corp, Sola International and Unifirst are for the fiscal year end which differs from the calendar year end
(5)   Based on current market price
(6)   Based on proposed purchase price of $25 p/s
(7)   Based on varying share prices

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                                     Section 2: Bacou USA Valuation Analysis  11

HISTORICAL PRICE PERFORMANCE
--------------------------------------------------------------------------------

BACOU USA--1 YEAR HISTORICAL

January 28, 2000-January 30, 2001

                             [PLOT POINTS TO COME]

BACOU USA--2 YEAR HISTORICAL

January 29, 1999-January 30, 2001

                             [PLOT POINTS TO COME]

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                                     Section 2: Bacou USA Valuation Analysis  12

HISTORICAL STOCK PRICE ANALYSIS
--------------------------------------------------------------------------------

BAU vs PUBLICLY TRADED COMPOSITE GROUP(1)--1 Day Prior to the Announcement July 7, 2000-January 29, 2001

                             [PLOT POINTS TO COME]

BAU vs PUBLICLY TRADED COMPOSITE GROUP(1)--1 Day After the Announcement January 11, 2000-January 29, 2001

                             [PLOT POINTS TO COME]

NOTE:

(1) Brady Corporation, Federal Signal, Mine Safety Appliances, Scott Technologies, Sola International and Unifirst

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                                     Section 2: Bacou USA Valuation Analysis  13

COMPARABLE TRANSACTIONS ANALYSIS
--------------------------------------------------------------------------------

(US$mm, except per share data)

                                                                                                                          EQUITY
                                                                                                   TOTAL ENTERPRISE    MARKET VALUE
                                               TOTAL                                       LTM      VALUE MULTIPLES      MULTIPLES
                             ONE DAY   ONE     ENTER-  EQUITY            LTM      LTM      NET   --------------------- -------------
                              PRIOR    WEEK    PRISE   MARKET    LTM    EBITDA    EBIT   INCOME    LTM     LTM    LTM   NET    BOOK
                    ANNC.    PREMIUM  PREMIUM  VALUE   VALUE   REVENUE  MARGIN   MARGIN  MARGIN  REVENUE  EBITDA  EBIT INCOME  VALUE
ACQUIRER/TARGET     DATE       (%)      (%)     ($)     ($)      ($)      (%)     (%)      (%)     (x)     (x)    (x)   (x)     (x)
------------------------------------------------------------------------------------------------------------------------------------
Kimberly-Clark      11/17/99   25.8    42.6    802.7   694.8    221.6    24.6     17.7    11.2  3.00(1)  11.5(1) 20.5  21.9(1)  5.55
    Safeskin Corp
Hagemeyer           11/15/99   26.6    47.1    197.5   184.0    303.9     5.1      4.0     2.2  0.65     12.8    16.3  28.1     1.70
    Vallen Corp
JJF Group           7/12/99    19.6    32.6    181.5   177.7    112.7    15.5     12.3     7.8  1.61     10.4    13.1  20.3     3.43
    TSI Inc
Vestar Equity       6/14/95      na      na    204.9   200.2    186.9      na     13.3     4.3  1.10       na     8.2  25.0       na
Partners
    Cabot Safety
    Corp (Aearo)
United Dominion     5/08/95    15.9    15.9    189.9   117.2    192.7    14.1     11.0     4.8  0.98      7.0     8.9  12.7     1.85
    Flair Corp
Federal Signal      5/09/94      na      na     43.7    45.0     33.0    22.0     20.1    20.0  1.32      6.0     6.6   6.8     5.70
    Justrite
                                                           -------------------------------------------------------------------------
                                                           Mean          16.3     13.1     8.4  1.44      9.5    12.3  19.1     3.65
                                                           -------------------------------------------------------------------------
                                                           Median        15.5     12.8     6.3  1.21     10.4    11.0  21.1     3.43
                                                           -------------------------------------------------------------------------
                                                           High          24.6     20.1    20.0  3.00     12.8    20.5  28.1     5.70
                                                           -------------------------------------------------------------------------
                                                           Low            5.1      4.0     2.2  0.65      6.0     6.6   6.8     1.70
                                                           -------------------------------------------------------------------------
                  STOCK PRICE
                  -----------

Finalist 1/Bacou
USA(2)                25.00    (5.7)  (11.7)   566.4   453.6    308.5    25.0     18.9    10.1  1.84      7.3     9.7  14.6     2.19

Finalist 1/Bacou
USA(2)                27.00     1.9    (4.6)   604.5   491.6    308.5    25.0     18.9    10.1  1.96      7.8    10.4  15.8     2.38

Finalist 1/Bacou
USA(2)                28.00     5.7    (1.1)   623.5   510.6    308.5    25.0     18.9    10.1  2.02      8.1    10.7  16.4     2.47

Finalist 1/Bacou
USA(2)                29.00     9.4     2.4    642.5   529.7    308.5    25.0     18.9    10.1  2.08      8.3    11.0  17.1     2.56
------------------------------------------------------------------------------------------------------------------------------------

NOTES:

(1)   Taken from Morgan Stanley fairness opinion for this specific deal
(2)   Bacou USA financials are based on September 30, 2000 LTM

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                                     Section 2: Bacou USA Valuation Analysis  14

DISCOUNTED CASH FLOW ANALYSIS
--------------------------------------------------------------------------------

o     KEY ASSUMPTIONS

o The discounted cash flow analysis incorporates the Company's projected operating performance for the period January 1, 2001-December 31, 2005. Projections were obtained from the Company's management

o     The global assumptions employed in the projections:

      --    a tax rate of 36.5%

      --    a Weighted Average Cost of Capital (WACC) ranging from 12.0% to
            15.0%

      --    capital expenditures of $15.0 million for the years 2001 through
            2005

      -- terminal values were determined using EBITDA multiples between 6.0x and 8.0x and perpetual growth rates ranging from 1.8% to 3.0%. The EBITDA exit multiples are consistent with the range of multiples for other comparable public companies

      --    projections do not include acquisitions

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                                     Section 2: Bacou USA Valuation Analysis  15

--------------------------------------------------------------------------------

IMPLIED VALUATION
(per share)

                                RELEVANT RANGE(1)     IMPLIED SHARE VALUE(2)
TERMINAL VALUE BASED ON:                                        ($)
--------------------------------------------------------------------------------
EBITDA Exit Multiple (x)           6.0  -  8.0           27.87  -  39.87

Perpetua1 Growth Rate (%)          1.8  -  3.0           21.96  -  33.79
--------------------------------------------------------------------------------

NOTES:

(1) The relevant range is based on multiples for comparable public companies. The perpetual growth rate relevant range is based on 2001 GDP estimates from Bloomberg Economist Estimates.
(2)   Assumes discount rate range of 12.0% to 15.0%

FULLY DILUTED EQUITY VALUE PER SHARE

                                              EBITDA EXIT MULTIPLE
DISCOUNT                                 -------------------------------
  RATE                                   6.Ox      6.7x     7.3x    8.Ox
--------------------------------------------------------------------------------
 12.0%                                  31.84      34.51    37.19   39.87
 13.0%                                  30.45      33.01    35.57   38.13
 14.0%                                  29.12      31.58    34.03   36.48
 15.0%                                  27.87      30.21    32.56   34.90
--------------------------------------------------------------------------------

FULLY DILUTED EQUITY VALUE PER SHARE

                                              PERPETUAL GROWTH RATE
DISCOUNT                                 -------------------------------
  RATE                                   1.8%      2.2%     2.6%    3.0%
--------------------------------------------------------------------------------
 12.0%                                  30.38      31.42    32.56   33.79
 13.0%                                  27.07      27.90    28.80   29.77
 14.0%                                  24.30      24.98    25.70   26.48
 15.0%                                  21.96      22.52    23.11   23.74
--------------------------------------------------------------------------------

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                                     Section 2: Bacou USA Valuation Analysis  16

LBO ANALYSIS
--------------------------------------------------------------------------------

o     KEY ASSUMPTIONS

LEVERAGED BUYOUT ANALYSES WERE GENERATED USING BACOU USA'S STAND ALONE PROJECTIONS. IN ADDITION TO THE ASSUMPTIONS INHERENT IN THE MANAGEMENT PROJECTIONS, THE FOLLOWING ADDITIONAL ASSUMPTIONS WERE MADE:

o Base case purchase price per share of $25.00, implying an equity value of $453.6(2) million and a total enterprise value of $566.4 million(3)

o In order to satisfy coverage requirements, market constraints, and return criteria, the following debt structure and interest rates were assumed:

(US$mm)

SOURCES                         AMOUNT          %            RATE
--------------------------------------------------------------------------------
Bank Term Loan                  250.0         43.1           10.5
Subordinated Debt(1)            116.9         20.2           13.0
Equity                          212.7         36.7
================================================================================
TOTAL SOURCES                   579.6        100.0
================================================================================

USES                                                         AMOUNT
--------------------------------------------------------------------------------
Refinance Existing Net Debt                                  112.8
Purchase of Equity(2)                                        453.6
Estimated Transaction Expenses                                13.2
================================================================================
TOTAL USES                                                   579.6
================================================================================

NOTES:

(1)   Subordinated debt terms include warrants for 8.5% of total equity
(2)   Net of option proceeds
(3)   19.0 million fully diluted shares

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                                     Section 2: Bacou USA Valuation Analysis  17

--------------------------------------------------------------------------------

o     KEY ASSUMPTIONS (CONTINUED)

o     Assumed a closing date of December 31, 2000

o For purchase accounting purposes, no assets were written-up to fair market value. Consequently 100% of the purchase price in excess of tangible book value was recorded as goodwill which amounted to $423.0 million and is amortized over 20 years ($21.1 million per year)

o Investors are assumed to exit in 5 years (2005) at an EBITDA multiple of 7.5x

o EBITDA exit multiple is consistent with high end of comparable companies' current EBITDA trading multiples and with entrance multiples

THE FOLLOWING PAGES ILLUSTRATE THE RETURNS, COVERAGES AND DEBT PAYDOWN FOR PURCHASE PRICES RANGING FROM $23.00 TO $29.00 PER SHARE ASSUMING THE CONSTANT DEBT STRUCTURE FROM THE PREVIOUS PAGE

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                                     Section 2: Bacou USA Valuation Analysis  18

LEVERAGE BUYOUT ANALYSIS
--------------------------------------------------------------------------------

IRR TO EQUITY HOLDERS AT VARIOUS PURCHASE PRICES ASSUMING A 7.5x EBITDA EXIT MULTIPLE(1)

    [The following was represented by a line graph in the printed material.]

                          Internal Rate of Return (%)

35.6        32.8        30.3        28.1        26.1        24.2        22.5
--------------------------------------------------------------------------------
23.00       24.00       25.00       26.00       27.00       28.00       29.00

                              Per Share Value ($)

NOTE

(1)   Assumes sub debt holder receives 21% return

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                                     Section 2: Bacou USA Valuation Analysis  19

LEVERAGE AND COVERAGE STATISTICS
--------------------------------------------------------------------------------

LEVERAGE AND COVERAGE STATISTICS

                                                   PURCHASE PRICE PER SHARE
($ PER SHARE)                      ---------------------------------------------------------
                                   23.00    24.00    25.00    26.00   27.00    28.00   29.00
--------------------------------------------------------------------------------------------
2000 PRO FORMA

Senior Debt/EBITDA                   3.1      3.1      3.1      3.1     3.1      3.1     3.1
Total Debt/EBITDA                    4.5      4.5      4.5      4.5     4.5      4.5     4.5
EBITDA/Total Interest Expense        2.0      2.0      2.0      2.0     2.0      2.0     2.0

% Senior Debt Paydown by 2005 (%)   79.4     79.4     79.4     79.4    79.4     79.4    79.4
% Total Debt Paydown by 2005 (%)    54.1     54.1     54.1     54.1    54.1     54.1    54.1

IRR to Equity (%)                   35.6     32.8     30.3     28.1    26.1     24.2    22.5
IRR to Sub Debt (%)                 21.3     21.3     21.3     21.3    21.3     21.3    21.3
--------------------------------------------------------------------------------------------

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                                     Section 2: Bacou USA Valuation Analysis  20

PREMIUMS PAID ANALYSIS
--------------------------------------------------------------------------------

TRANSACTION CRITERIA

o All stock and cash transactions pending or completed (and not withdrawn) from January 1998 through the present for non-financial and non-technology companies

o 100% purchase of the target with total enterprise values between $500 million and $1,500 million

SUMMARY OF PREMIUMS PAID

            ONE DAY PRIOR TO        ONE WEEK PRIOR TO         ONE MONTH PRIOR TO
              ANNOUNCEMENT            ANNOUNCEMENT               ANNOUNCEMENT
(%)                (%)                     (%)                        (%)
--------------------------------------------------------------------------------
Mean               27.9                   35.7                       40.0
Median             23.8                   30.8                       34.7
High              146.6                  139.2                      130.6
Low               (20.0)                 (23.0)                     (15.6)
--------------------------------------------------------------------------------

SOURCE: Securities Data Company, Inc.

IMPLIED VALUATION
(US$)

                BACOU USA
               STOCK PRICE            MARKET RANGE(1)      IMPLIED SHARE VALUE
DATE               ($)                      (%)                    ($)
--------------------------------------------------------------------------------
Current(2)         26.40
Announcement(3)    22.25
1 Day Prior(3)     19.50               23.8  -  27.9          24.14  -  24.95
1 Week Prior(3)    20.13               30.8  -  35.7          26.32  -  27.30
1 Month Prior(3)   21.13               34.7  -  40.0          28.45  -  29.57
--------------------------------------------------------------------------------

NOTES:

(1)   Market Range is derived by using the median and mean premiums paid
(2)   As of 1/29/01
(3) On July 10, 2000, the Company announced its intent to explore strategic alternatives and to hire an investment bank

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                                     Section 2: Bacou USA Valuation Analysis  21

HISTORICAL STOCK PRICE AND VOLUME ANALYSIS
--------------------------------------------------------------------------------

PERCENT OF TOTAL VOLUME TRADED AT SPECIFIC PRICES--1 YEAR PRIOR
TO THE ANNOUNCEMENT

July 9, 1999--July 9, 2000

    [The following was represented by a bar chart in the printed material.]

 17.4        11.0         42.6         9.5          3.7         8.4         4.8        2.5
---------------------------------------------------------------------------------------------
$14.50 -    $15.51 -    $16.51 -     $17.51 -     $18.51 -    $19.51 -    $20.51 -   $21.51 +
 $15.50      $16.50      $17.50       $18.50       $19.50      $20.50      $21.50


PERCENT OF TOTAL VOLUME TRADED AT SPECIFIC PRICES--SINCE JULY 10
ANNOUNCEMENT

July 11, 2000--January 29, 2001

    [The following was represented by a bar chart in the printed material.]

 15.7         9.5         27.0        32.8          6.3         8.7
----------------------------------------------------------------------
$22.00 -    $23.01 -    $24.01 -     $25.01 -     $26.01 -    $27.01 +
 $23.00      $24.00      $25.00       $26.00       $27.00

o Approximately 2.0 million shares, representing 43.0% of the public float(1), traded from July 9, 1999 to July 9, 2000

o     Of those 2.0 million shares, 0% were at $25.00 or above

o Approximately 1.2 million shares, representing 25.4% of the public float(1), have traded between July 11, 2000 and January 29, 2000

o     Of those 1.2 million shares, 51.6% were at $25.00 or above

----------
(1)   Public float of 4.6mm Source: Bloomberg

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                                     Section 2: Bacou USA Valuation Analysis  22

COMPARABLE COMPANY ANALYSIS--
COMPANY DESCRIPTIONS
--------------------------------------------------------------------------------

APPENDIX A

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

COMPANY DESCRIPTIONS
--------------------------------------------------------------------------------

================================================================================

BRADY CORP.             Brady Corp. develops, makes and sells stock and
                        customized products, including identification, labeling and marking systems for electrical wires, pipes and other objects; safety and instructional signs; and specialized tapes used in audio, video and computer applications.

                        This international manufacturer produces identification, safety and graphics products that help customers create safer work environments for their employees and keep better track of their non-human assets. Brady Corp. (formerly W.H. Brady Co.), with eight plants in the US and an equal number scattered around the world, makes over 30,000 stock and custom items as well as complete identification systems for a broad range of industrial, commercial, utility and other markets.

                        The company's safety products include a wide variety of signs that warn of hazardous or toxic materials, point the way out of a building or call attention to fire equipment. Brady also offers traffic control devices, such as barriers and cones, and "lockout/tagout" products that "lock out" energy sources while machinery is being serviced or maintained. Many of these safety products are purchased by customers to meet standards or regulations imposed by industry groups or government agencies, such as OSHA.
--------------------------------------------------------------------------------

FEDERAL SIGNAL CORP.    Federal Signal Corp., founded in 1901, is a
                        manufacturer and worldwide supplier of safety, signaling and communications equipment, fire rescue products, street sweeping and vacuum loader vehicles, parking control equipment, custom on-premise signage, carbide cutting tools, precision punches and related die components. The company is managed on a decentralized basis and comprises four major operating groups: Safety
                        Products, Tool, Sign and Vehicle.

                        The Vehicle Group consists of fire apparatus, airport rescue/fire fighting vehicles, aerial access platforms, street sweepers, industrial vacuum equipment and municipal combination catch basin/sewer cleaner vehicles. It has nearly 30% of the North American fire apparatus market, owns the largest fire truck manufacturer in Canada and is number one in the world in fire trucks. Specialty products, fire apparatus that fight aircraft fires, industrial fire fighting vehicles, or multi-use vehicles that fight fires and perform rescue activities have aided growth by allowing expansion into related niche markets. An in-house lease program, the only one in the industry, provides an important competitive advantage.
================================================================================

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               Appendix A: Comparable Company Analysis--Company Descriptions  24

--------------------------------------------------------------------------------

================================================================================

FEDERAL SIGNAL CORP.    The Safety Products Group has the broadest product line
(CONTINUED)             and the largest distribution network for warning,
                        signaling, hazardous area lighting and communication
                        products for municipalities and industrial users; it
                        holds commanding share positions in both the domestic
                        municipal market and the domestic industrial market. The
                        group is also the leading domestic manufacturer and
                        marketer of safety equipment for the storage and
                        handling of hazardous materials. In addition, it makes
                        and markets in-plant compaction equipment.
--------------------------------------------------------------------------------

MINE SAFETY             Mine Safety Appliance Co., with subsidiaries, makes and
APPLIANCE CO.           sells safety and health equipment, including respiratory
                        protective equipment, head, eye and face protection equipment, hearing protectors, safety clothing, industrial emergency care products, mining safety equipment, and monitoring instruments.

                        Principal products include respiratory protective equipment that is air-purifying, air-supplied and self-contained in design. The company also produces instruments that monitor and analyze workplace environments and control industrial processes. Personal protective products include head, eye and face, body and hearing protectors. Many of these products are sold under the registered trademark MSA, and have applications for worker protection in industries that include manufacturing, fire services, power generation, telecommunications, mining, government, aerospace, chemicals, petroleum, construction, transportation, pulp and paper processing, automotive, asbestos abatement, and hazardous materials clean-up.
--------------------------------------------------------------------------------

SCOTT TECHNOLOGIES      Scott Technologies Inc. makes and sells protective
INC.                    breathing and oxygen equipment and instruments; and
                        sophisticated electronic systems.

                        Scott Technologies Inc. is comprised of two reporting segments: Scott Aviation and Interstate Electronics Corp. (IEC). Scott Aviation is a leading manufacturer of life support respiratory products in two business units: health and safety; and aviation and government. Interstate Electronics Corp. provides a variety of high-technology equipment.
================================================================================

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               Appendix A: Comparable Company Analysis--Company Descriptions  25

--------------------------------------------------------------------------------

================================================================================

SCOTT TECHNOLOGIES      Through its Scott division, the company makes the Scott
INC. (CONTINUED)        Air Pak and other life support products for fire
                        fighting and personal protection against industrial
                        contaminants. The air-purifying products provide
                        protection against environmental and safety hazards.
                        Products include protective breathing equipment, pilot
                        and crew oxygen masks plus emergency oxygen for
                        passengers on commercial, government and private
                        aircraft. Scott also makes instruments to detect the
                        presence of combustible or toxic gases and the lack of
                        oxygen.
--------------------------------------------------------------------------------

SOLA INTERNATIONAL      Sola International Inc. designs, makes and distributes a
INC.                    broad range of eyeglass lenses, including single vision
                        lenses, multifocal lenses and plano lenses. It also produces a variety of lens coatings, which mainly provide scratch resistance and anti-reflection properties.

                        Formed in 1960, Sola International Inc. pioneered the use of plastic eyeglass lenses over the traditional glass lenses. Since that time, Sola has grown into an international lens manufacturer with sales of over 1 million lenses each week. The company's objective is to dominate the global lens market by continually upgrading its lens designs to offer eyeglass wearers the best possible vision, developing new lens materials, and increasing the range of coating and treating options to improve the effectiveness and comfort of eyeglasses.

                        Sola produces a variety of lenses which address specific vision problems. It offers single vision lenses (lenses which have a constant corrective power at all points); multifocal lenses (lenses which have more than one corrective power, including bifocal lenses, which have two distinct areas of different corrective power, and progressive lenses, which have a continuous gradient of different corrective power); and plano lenses (lenses which have no corrective power and are mainly used for sunglasses).
================================================================================

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               Appendix A: Comparable Company Analysis--Company Descriptions  26

--------------------------------------------------------------------------------

================================================================================

UNIFIRST UniFirst Corp. rents, makes and sells uniforms and protective clothing, including shirts, pants, jackets, coveralls, jumpsuits, lab coats, smocks and aprons, and also rents industrial wiping products, floormats and other non-garment items, to a variety of manufacturers, retailers and service companies.

                        In operation for almost 70 years, UniFirst Corp. is one of the largest providers of workplace uniforms and protective clothing in the United States. The company services well over 100,000 customer locations in 45 states, Canada and Europe from 136 manufacturing, distribution and customer service facilities. In FY 98 (Aug.), UniFirst generated almost 450 million in revenue, of which about 68% was from the rental of uniforms and protective clothing, 22% was from the rental of non-garment items, 7% was from garment decontamination services, and 3% was from the direct sale of garments.

                        Typical customers include automobile service centers and dealers, delivery services, food and general merchandise retailers, maintenance facilities, restaurants, transportation companies, and others who require employee clothing for image, identification, protection or utility purposes.

                        UniFirst also decontaminates and cleans work clothes that may have been exposed to radioactive materials and services special cleanroom protective wear at certain specialized facilities. Typical customers for these specialized services include government agencies, research and development laboratories, high technology companies and utilities operating nuclear reactors.
================================================================================

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               Appendix A: Comparable Company Analysis--Company Descriptions  27

COMPARABLE TRANSACTION ANALYSIS--
TARGET DESCRIPTIONS
--------------------------------------------------------------------------------

APPENDIX B

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

TARGET COMPANY DESCRIPTIONS
--------------------------------------------------------------------------------

================================================================================

SAFESKIN CORP.          Safeskin Corp. makes hypoallergenic disposable latex
                        gloves for medical, dental and high technology manufacturing uses, which are designed to protect the wearer from infectious disease while simultaneously minimizing the risk of debilitating side effects of prolonged use.

                        Since 1995, this maker of disposable medical examination gloves has been the market share leader in sales of medical examination gloves to hospitals. Safeskin Corp.
                        (SFSK) is an innovator of medical exam gloves and was the first company to market a powder-free (PF) latex glove. Unlike conventional latex gloves that can produce adverse reactions when worn for long periods of time, powder free latex gloves do not produce similar side effects.

                        Other innovations include the nitrile medical examination glove introduced in 1997. Nitrile is a synthetic co-polymer that contains no natural rubber latex, providing an alternative for individuals allergic to natural rubber latex. In March 1997, SFSK acquired Tacty Technologies, Inc., a maker of synthetic (non-latex) surgical gloves, giving SFSK a 50% share of the synthetic market. In 1996, the company introduced Safeskin 2000, a PF latex surgical glove designed to provide greater freedom of motion and increased dexterity, thereby reducing hand fatigue.

                        The company has also expanded into the scientific and technology glove market. In February 1998, SFSK acquired Absolute Quality Leadership Inc., a marketer of gloves for the high technology and scientific market.
--------------------------------------------------------------------------------

VALLEN CORP             Vallen Corp. distributes a broad range of personal
                        protective and other safety and health related products
                        and services, including sales and rental of approved
                        respiratory equipment and atmospheric hazard detection
                        instruments to meet specific safety and health needs of
                        industrial customers. Respiratory equipment and
                        atmospheric hazard detection instruments are used where
                        work is performed in limited breathing environments, or
                        where workers are exposed to hazards associated with
                        possible escape of toxic or combustible gases or to
                        carcinogens and other dangerous atmospheric
                        particulates. Vallen's fire service division provides
                        inspection and systems maintenance services, as well as
                        system installations. Through its Vallen Knowledge
                        Systems product group, Vallen provides a wide variety of
                        safety training and instruction services, safety program
                        staffing and onsite consulting services, including
                        safety programs and risk evaluation.
================================================================================

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             Appendix B Comparable Transaction Analysis--Target Descriptions  29

--------------------------------------------------------------------------------

================================================================================

VALLEN CORP.            Vallen also manufactures industrial safety equipment and
(CONTINUED)             optical quality eyewear for sale through wholly owned
                        Vallen Safety Supply Co. and other unaffiliated distributors. Through All Supplies, Inc., Vallen distributes industrial hardware and welding supplies to industrial and commercial customers.

                        Through a 50% owned Mexican company, Proveedora de Seguridad Industrial Del Golfo, SA., Vallen engages in safety equipment distribution and provides training services in Mexico. Additionally, Vallen owns a 50% interest in an industrial supply distribution company headquartered in Edmonton, Alberta, Century Sales & Service, Ltd.
--------------------------------------------------------------------------------

TSI INC. TSI Inc. develops, makes and markets measuring and/or control instruments for a variety of market applications, ranging from the monitoring of air quality to controlling industrial processes.

                        The applications for TSI Inc.'s products are described by two general market areas or drivers, namely the Safety, Comfort and Health of People (the working environment) and Productivity and Quality Improvement (industrial processes).

                        Instruments for the safety, comfort and health of people are designed to improve the human environment in the workplace, at home, or in public spaces. Product in this category include analytical and research instruments used for measurement and characterization of very small particles; monitoring and control instruments for heating, ventilating and air conditioning; instruments for industrial hygiene and safety; and meteorological and hydrological instruments. The company also sells products, such as sensors and devices, to original equipment manufacturers for incorporation into their products.

                        The company's instruments for productivity and quality improvement consists of products for quality control and performance enhancement. These instruments include products for research applications, products for non-contact monitoring and control in materials processing instruments; instruments for quality control testing; and instruments to monitor contamination levels sold to OEMs.
================================================================================

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             Appendix B Comparable Transaction Analysis--Target Descriptions  30

--------------------------------------------------------------------------------

================================================================================

CABOT SAFETY CORP.      Cabot Safety Corporation, a wholly-owned subsidiary of
(AEARO)                 the Company ("Cabot Safety"), manufactures and sells
                        personal safety equipment, as well as energy absorbing,
                        vibration damping, and impact absorbing products for
                        industrial noise control and environment enhancement.
                        Included in personal safety equipment are hearing
                        protection, safety eyewear, and respiratory equipment
                        sold to industrial, consumer and healthcare markets. The
                        products are made from organic polymers, inorganic
                        chemicals, and various plastic compounds such as
                        propionates, polyvinyl chloride and polycarbonates,
                        supplies of which are readily available. Cabot Safety is
                        headquartered in Southbridge, Massachusetts. Its
                        principal manufacturing facilities are in Southbridge,
                        Massachusetts, Indianapolis, Indiana, and Newark,
                        Delaware. Significant manufacturing facilities are
                        also located in Poynton, England and Mississauga,
                        Canada. Sales are made worldwide through sales
                        representatives and distributors and by Company
                        employees. Cabot Safety competes with a number of
                        companies in its various product lines. It believes
                        it is the world leader in disposable hearing protection
                        and among the leading producers in its other personal
                        safety product lines.
--------------------------------------------------------------------------------

FLAIR CORP.             Flair Corp. makes and sells equipment used to dehydrate,
                        filter and purify air, gas and fluids for use in industrial applications. Products include compressed air dryers and specialised regenerative dryers, such as standard and custom-engineered systems, which remove moisture and other contaminants from compressed air systems; compressed air filters, which remove dirt particles and oil and water aerosols and other contaminates from compressed air systems; and air supply and filtration units, which provide large volumes of controlled, non-compressed air for process and general industrial applications (mainly automotive painting).
                        Co. also makes environmental products, including breathing air purifiers, solvent recycling equipment and oil/water separators.

                        Plants and research and development facilities are owned in Fla., Mich., N.C., VA., Ireland and The Netherlands; and leased in Fla., Mich. (2), Del, and the UK.
--------------------------------------------------------------------------------

JUSTRITE Justrite is an Illinois-based manufacturer of safety equipment for the storage, transfer, use and disposal of flammable and hazardous materials.
--------------------------------------------------------------------------------

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             Appendix B Comparable Transaction Analysis--Target Descriptions  31